EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contacts:
Jeff Young		Sandy Smith
Media Relations	—or—	Investor Relations
617-444-3913		617-444-2804
jyoung@akamai.com		ssmith@akamai.com
AKAMAI TO REDEEM ALL OUTSTANDING 5.5% BONDS
CAMBRIDGE, MA – August 4, 2005 – Akamai Technologies, Inc. (NASDAQ: AKAM) today announced it will redeem all of its outstanding 5.5% Convertible Subordinated Notes Due 2007.
Under the terms of the Indenture governing the 5.5% Notes, all of the $56.6 million in principal amount of the 5.5% Notes outstanding on September 7, 2005 will be redeemed at a redemption price of 101.571% plus accrued interest to September 7, 2005. The notice of redemption is expected to be delivered by the Trustee for the 5.5% Notes, U.S. Bank National Association, not later than August 8, 2005.
“Based on Akamai’s recent financial performance and continued improvement in our profitability, we believe this is an excellent time to retire the remaining portion of our 5.5% notes,” said Robert Cobuzzi, chief financial officer at Akamai. “We have made significant strides over the past two years to restructure and strengthen our balance sheet, and this step is an additional key piece of that process.”
About Akamai
Akamai® is the leading global service provider for accelerating content and business processes online. More than 1,700 organizations have formed trusted relationships with Akamai, improving their revenue and reducing costs by maximizing the performance of their online businesses. Leveraging the Akamai EdgePlatform, these organizations gain business advantage today, and have the foundation for the emerging Web solutions of tomorrow. Akamai is “The Trusted Choice for Online Business.” For more information, visit www.akamai.com.
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Akamai Statement Under the Private Securities Litigation Reform Act
The release contains information about future expectations, plans and prospects of Akamai’s management that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, lack of available cash reserves and other factors that are discussed in the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other documents periodically filed with the SEC.